Exhibit 99.1

    Possis Reports Preliminary Fourth-Quarter Sales Above Guidance

                    Net Sales Reach $19.0 million;
              New AngioJet(R) Ultra System Drives Growth

    MINNEAPOLIS--(BUSINESS WIRE)--Aug. 15, 2007--Possis Medical, Inc. (NASDAQ:POSS), a developer, manufacturer and marketer of pioneering medical devices used in endovascular procedures, today reported preliminary sales for its fiscal 2007 fourth quarter ended July 31, 2007.

    For the fourth quarter, Possis currently expects net sales of approximately $19.0 million, an 18 percent increase from fiscal 2006 fourth-quarter sales of $16.0 million. In its outlook issued on May 23, 2007, the Company had estimated fourth-quarter net sales of $17 million to $18 million. Possis anticipates fourth quarter GAAP net income to fall within its previously issued guidance range of $0.00 to $0.02 per diluted share, and non-GAAP net income of $0.04 to $0.06 per diluted share which excludes stock-based compensation expense.

    Said Robert G. Dutcher, CEO of Possis Medical, Inc., "The Company's focus over the past two quarters has been in placing AngioJet(R) Ultra Consoles and securing complete market access for additional Ultra Thrombectomy Set designs. Our success in these areas helped drive fourth-quarter results. While sales were up across the board, we saw particular strength in Ultra Console and Thrombectomy Set sales. As we've said previously, these are Possis' future revenue generators and keys to growth. It's very encouraging that our efforts are gaining traction and translating into positive financial performance."

    The AngioJet Ultra Thrombectomy Console is the next-generation, completely re-engineered version of Possis' proven, industry-leading AngioJet Thrombectomy System that removes blood clots (thrombus) from coronary arteries, coronary bypass grafts, peripheral arteries and veins, A-V grafts and native fistulas.

    According to Dutcher, "Our coronary product line delivered double-digit sequential growth, but importantly, increased over the prior-year fourth quarter by 2 percent--it's our first year-over-year increase in 12 quarters. The gain was driven by the speed and ease-of-use the Ultra System brings to acute coronary intervention cases."

    Possis' peripheral product sales returned to historical levels and delivered double-digit sequential and year-over-year growth in the fourth-quarter. The Company's AV Access product line also showed double-digit sequential growth in the fourth-quarter. Additionally, sales of new non-AngioJet products, such as the SafeSeal(TM) Hemostasis Patch and the Fetch(R) Aspiration Catheter were up sequentially and year-over-year. Beta test units of Possis' GuardDOG(R) Occlusion Guidewire System also were shipped during the quarter. Full U.S. market release of the GuardDOG System is expected later this calendar year.

    The Company today also addressed its existing guidance for the 2008 fiscal year. For the 12 months ended July 31, 2008, Possis had previously forecasted sales in the low to mid $70 million range. Said Dutcher, "We're very pleased with our fourth-quarter performance. While we are optimistic for fiscal 2008 and anticipate revising our annual outlook upward, we are not making any changes at this time. We're currently gathering additional information and experience concerning the anticipated positive impact of the AngioJet Ultra System launch and Dr. George Sianos' study referenced in our August 9th press release, and published recently in the Journal of the American College of Cardiology (JACC), before updating our guidance."

    Possis will report complete fiscal 2007 fourth-quarter results on September 19, 2007.

    About Possis Medical, Inc.

    Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The Company's AngioJet System is the world's leading mechanical thrombectomy system with FDA approval to remove thrombus from coronary arteries, coronary bypass grafts, peripheral arteries and veins, A-V grafts and native fistulas.

    Certain statements in this press release constitute "forward-looking statements" within the meaning of Federal Securities Laws. Some of these statements relate to estimated future revenue, earnings per share, new product introductions, clinical science, and product performance. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements, such as, the effectiveness of our sales and marketing efforts in re-establishing coronary product usage and launching new products. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in the company's Form 10-K for the year ended July 31, 2006, filed with the Securities and Exchange Commission.

    CONTACT: Possis Medical, Inc.
             Jules L. Fisher, 763-450-8011
             Vice President, Finance and
             Chief Financial Officer
             Jules.Fisher@possis.com